Exhibit 99.1
News Release

Date: 6/26/06	Contact: Wes Phillips
Phone: (251) 450 – 4799
EnergySouth, Inc. Announces President and Chief Executive Officer Transition
     Mobile Al, – EnergySouth, Inc. today announced that effective August 1, 2006, C.S. “Dean” Liollio would become the Company’s President and Chief Executive Officer and would join the Board of Directors of the Company. The Company said Mr. Liollio was the top candidate identified in an extensive nationwide search conducted by its Board of Directors. Mr. Liollio, 47, has served CenterPoint Energy and its predecessors since he joined the company in 1983 following graduation from Texas A&M University. He has been an officer of the company since 1996 and in 1999 was named President and Chief Operating Officer of the Company’s Entex natural gas distribution operations outside Houston. In 2000 he added the responsibilities of the Company’s Arkla natural gas distribution operations, where he served as President and Chief Operating Officer of those two business units until 2005. In 2005, Mr. Liollio was named Division President and Chief Operating Officer, Southern Gas Operations, adding the company’s Houston metropolitan service area to his existing responsibilities. As Southern Gas Operations’ COO, Mr. Liollio led a team of 2900 employees across a 5 state area serving 2.3 million residential, commercial and industrial customers.
     The Company said that as part of its transition process for Company leadership, current President and Chief Executive Officer John S. Davis will become Vice Chairman of the Company and an advisor to the new President and CEO and the Board, to serve in those capacities until his retirement which will be effective July 1, 2007. John Hope, Chairman of the Board of EnergySouth, said, “We’re very pleased to be able to bring on board an executive of Mr. Liollio’s caliber as we continue to implement our strategic plan. We also appreciate John Davis’ continued endeavors on behalf of EnergySouth which led to tremendous success under his leadership. We look forward to a smooth and seamless transition in the Company’s leadership.”
     EnergySouth, Inc. is the holding company for a family of energy businesses. Mobile Gas Service Corporation purchases, sells, and transports natural gas to residential, commercial, and industrial customers in Mobile, Alabama and surrounding areas. Mobile Gas also provides merchandise sales, service, and financing. EnergySouth Storage Services, Inc. is the general partner of Bay Gas Storage Company, a limited partnership that provides underground storage and delivery of natural gas. EnergySouth Services, Inc. is a general partner of Southern Gas Transmission Company, which is engaged in the intrastate transportation of natural gas.
# # #

2